   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 1995

                                                       Registration No. 33-_____

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                       AND
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                       REGISTRATION STATEMENT NO. 33-52441
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                              VORNADO REALTY TRUST
             (Exact name of registrant as specified in its charter)

          MARYLAND                                              22-1657560
(State or other jurisdiction of                               (IRS employer
incorporation or organization)                            identification number)


             PARK 80 WEST, PLAZA II, SADDLE BROOK, NEW JERSEY 07663
                                 (201) 587-1000
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                  JOSEPH MACNOW
                              VORNADO REALTY TRUST
             PARK 80 WEST, PLAZA II, SADDLE BROOK, NEW JERSEY 07663
                                 (201) 587-1000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                            Patricia A. Ceruzzi, Esq.
                            Janet T. Geldzahler, Esq.
                               Sullivan & Cromwell
                                125 Broad Street
                            New York, New York 10004

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED BY MARKET CONDITIONS.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                                                CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                   Proposed maximum           Proposed
         Title of each class of                 Amount to be     offering price per      maximum aggregate          Amount of
      securities to be registered              registered(1)           unit(2)          offering price(1)(2)    registration fee
- ------------------------------------------------------------------------------------------------------------------------------------
Common Shares (par value $.04 per share)(3)                                                                            N/A
- ------------------------------------------------------------------------------------------------------------------------------------
Preferred Shares (no par value per share)(4)                                                                           N/A
- ------------------------------------------------------------------------------------------------------------------------------------
Depositary Shares representing Preferred
 Shares(5)                                                                                                             N/A
- ------------------------------------------------------------------------------------------------------------------------------------
Debt Securities(6)                                                                                                     N/A
- ------------------------------------------------------------------------------------------------------------------------------------
Debt Warrants(7)                                                                                                       N/A
- ------------------------------------------------------------------------------------------------------------------------------------
      Total                                     $235,000,000(8)                         $235,000,000(8)(9)      $81,034.48(10)
====================================================================================================================================
                                                                                                     (footnotes on next page)

(1) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units or two or more foreign currencies or composite currencies (such as European Currency Units).

(2)      Estimated for the sole purpose of computing the registration fee.

(3) There are being registered hereunder an indeterminate number of Common Shares of Beneficial Interest of the Registrant as may be sold, from time to time, by the Registrant. There are also being registered hereunder an indeterminate number of Common Shares of Beneficial Interest of the Registrant as shall be issuable upon conversion of convertible Debt Securities or Preferred Shares registered hereby.

(4) There are being registered hereunder an indeterminate number of Preferred Shares of Beneficial Interest of the Registrant as may be sold, from time to time, by the Registrant. There are also being registered hereunder an indeterminate number of Preferred Shares of Beneficial Interest of the Registrant as shall be issuable upon conversion of convertible Debt Securities registered hereby.

(5) There are being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in Preferred Shares registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and Preferred Shares will be issued to the Depositary under the Deposit Agreement. No separate consideration will be received for the Depositary Shares.

(6) There are being registered hereunder an indeterminate amount of Debt Securities.

(7)      Debt Warrants may be sold separately or with Debt Securities.

(8) Such amount represents the principal amount of any Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at an original issue discount, the liquidation preference of any Preferred Stock, the amount computed pursuant to Rule 457(c) for any Common Stock, the issue price of any Debt Warrants and the exercise price of any Debt Securities issuable upon the exercise of Debt Warrants.

(9) No separate consideration will be received for the Debt Securities, Preferred Stock, Common Stock or the Depositary Shares issuable upon conversion of or in exchange for Debt Securities or Preferred Stock.

(10) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended (the "Securities Act").


         PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT INCLUDES A PROSPECTUS WHICH MAY RELATE TO SECURITIES REGISTERED UNDER REGISTRATION STATEMENT NO. 33-52441. THIS REGISTRATION STATEMENT, WHICH IS A NEW REGISTRATION STATEMENT, ALSO CONSTITUTES A POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT NO. 33-52441. SUCH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT AND POST-EFFECTIVE AMENDMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT AND POST-EFFECTIVE AMENDMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT AND POST-EFFECTIVE AMENDMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                              SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 6, 1995

          Prospectus          VORNADO REALTY TRUST

          Debt Securities, Preferred Shares, Depository Shares, Common
                            Shares and Debt Warrants


                            Vornado Realty Trust (the "Company") may offer from
                    time to time, together or separately, in one or more series
                    (i) debt securities ("Debt Securities"), which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (ii) preferred shares of beneficial interest of the Company ("Preferred Shares"), which may be issued in the form of depositary shares (the "Depositary Shares") evidenced by depositary receipts, (iii) common shares of beneficial interest of the Company ("Common Shares") and
                    (iv) warrants to purchase debt securities of the Company as shall be designated by the Company at the time of the offering (the "Debt Warrants") (the Debt Securities, Preferred Shares, Common Shares and Debt Warrants are collectively referred to as the "Securities"), at an aggregate initial offering price not to exceed U.S. $500,000,000, in amounts, at prices and on terms to be determined at the time of sale. The Debt Securities, Preferred Shares, Common Shares and Debt Warrants may be offered separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

                            The accompanying Prospectus Supplement will set
                    forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars, or in any other currency, currencies or currency unit, including the European Currency Unit), maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, rank, any conversion or exchange rights, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities, (ii) in the case of Preferred Shares, the specific title, the aggregate amount and the stated value, any dividend (including the method of calculating the payment of dividend), liquidation, redemption, conversion, voting or other rights and the initial offering price, (iii) in the case of Common Shares, the number of shares of Common Shares, the initial offering price and the terms of the offering thereof and (iv) in the case of Debt Warrants, the duration, purchase price, exercise price and detachability of such Debt Warrants. The Prospectus Supplement will also contain information, as applicable, about certain United States Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

                            The Common Shares of the Company are listed on the
                    New York Stock Exchange ("NYSE") under the symbol "VNO". The Prospectus Supplement will also contain information, where applicable, as to any listing on a securities exchange of the Securities covered by such Prospectus Supplement.

                               ------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                               ------------------

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                 ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            The Company may sell Securities to or through
                    underwriters, and also may sell Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the amounts of Securities, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein.

              The date of this Prospectus is_______________, 1995.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Shares are listed on the New York Stock Exchange ("NYSE") and similar information can be inspected and copied at the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

         This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995 and June 30, 1995 and Current Reports on Form 8-K dated February 6, 1995, April 26, 1995 and June 22, 1995 have been filed by the Company with the Commission and are hereby incorporated by reference into this Prospectus. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to the Secretary of the Company, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663, telephone number (201) 587-1000.

                                   THE COMPANY

         The Company is a fully-integrated real estate investment trust which owns, leases, develops, redevelops and manages retail and industrial properties primarily located in the Midatlantic and Northeast regions of the United States. The Company's primary focus is on shopping centers. As of December 31, 1994, the Company owned 56 shopping centers in seven states, containing 9.5 million square feet, including 900,000 square feet built by tenants on land leased from the Company. Further, the Company owns eight warehouse/industrial properties in New Jersey containing 2.0 million square feet and one office building in New Jersey containing 100,000 square feet, for an aggregate of 11.6 million square feet. In addition, the Company owns 29.3% of the common stock of Alexander's Inc. ("Alexander's"), which has eight properties in the greater New York metropolitan area. The Company's portfolio consists largely of the former locations of the Two Guys discount department stores, which were developed by Two Guys for its own use. The Company's shopping centers generally are located on major regional highways in mature, densely populated areas.

         Vornado, Inc., the immediate predecessor of the Company, was merged into the Company on May 6, 1993 in connection with the Company's conversion to a real estate investment trust ("REIT"). While the Company has elected to be treated as a REIT commencing with its taxable year ending December 31, 1993, it has been a fully-integrated real estate company since 1981, with present management taking control in 1980 and thereafter converting the Two Guys discount department store business into a full service real estate company. The Company administers all operating functions, including leasing, management, construction, finance, legal, accounting and data processing, from its executive office (other than the leasing of the Company's three Texas properties, which is done by an employee locally).

         In order to maintain its qualification as a REIT for federal income tax purposes, the Company is required to distribute at least 95% of its taxable income each year. Dividends on any Preferred Shares would be included as distributions for this purpose.

         The Company's principal executive offices are located at Park 80 West, Plaza II, Saddle Brook, New Jersey 07663; telephone (201) 587-1000.

         The Company (or a predecessor) has been listed on the New York Stock Exchange for over 30 years.

THE COMPANY'S TENANTS; LEASES

         As of December 31, 1994, approximately eighty percent of the leased square footage of the Company's shopping centers was occupied by large stores (over 20,000 square feet). The Company's large tenants include destination retailers such as discount department stores, supermarkets, home improvement stores, discount apparel stores, membership warehouse clubs and "category killers". "Category killers" are large stores which offer a complete selection of a category of items (e.g., toys, office supplies, etc.) at low prices, often in a warehouse format. The Company's largest tenant is Bradlees Inc. ("Bradlees"), which accounted for approximately 19% of property rentals for the year ended December 31, 1994 and 18% for the years ended December 31, 1993 and 1992. On June 23, 1995, Bradlees announced that it filed for protection and will reorganize under Chapter 11 of the U.S. Bankruptcy Code. The leases for 19 of the 21 Bradlees locations are fully guaranteed by Stop & Shop Companies, Inc. Further, Montgomery Ward & Co., Inc. remains liable for that portion of the rent it was obligated to pay in 8 of these 19 locations. Home Depot, Shop-Rite, Sam's Wholesale/Wal*Mart and Staples each accounted for between 3% and 4.5% of property rentals for the year ended December 31, 1994. No other tenant represented more than 2.5% of the Company's property rentals in 1994.

         Substantially all of the Company's large store leases are long-term with fixed base rents and step-ups in rent, typically occurring every five years. In addition, the Company's leases generally provide for additional rents based on a percentage of tenants' sales. Such percentage rents account for approximately 1% of the Company's property rental income. The Company's leases generally pass through to tenants the tenants' share of all common area charges (including roof and structure, unless it is the tenants' direct responsibility), real estate taxes, insurance costs and certain capital expenditures.

MATERIAL INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES

         Vornado Finance Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, has outstanding an aggregate principal amount of $227,000,000 of its 6.36% Collateralized Notes Due December 1, 2000, secured by a mortgage note, mortgage and various other instruments, documents and agreements executed in connection therewith by other subsidiaries of the Company owning, in the aggregate, the interests in forty-four of the Company's properties.

         On February 27, 1995, the Company entered into a three-year unsecured revolving credit facility with a bank providing for borrowings of up to $75,000,000. Borrowings bear annual interest, at the Company's election, at LIBOR plus 1.50% or the higher of the federal funds rate plus 1% or prime rate plus .50%. As of August 1, 1995, the Company had no outstanding amounts borrowed under the facility.

                                 USE OF PROCEEDS

         The Company anticipates that the net proceeds of the sales of the Securities will be used for general corporate purposes or such other uses as may be set forth in a Prospectus Supplement.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
      AND COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS

         For purposes of calculating the following ratios, (i) earnings represent income from continuing operations before income taxes, plus fixed charges, and (ii) fixed charges represent interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). There were no preferred shares outstanding during any of the periods below indicated and therefore the ratio of earnings to combined fixed charges and preferred share dividend requirements would have been the same as the ratio of earnings to fixed charges for each period indicated.


                                         Six
                                        Months              Year Ended December 31,
                                        Ended       ----------------------------------------
                                         June
                                       30, 1995     1994     1993     1992     1991     1990
                                       --------     ----     ----     ----     ----     ----
 Ratio of earnings to fixed charges:     3.73       3.44     1.79     1.07     1.51     1.30

                         DESCRIPTION OF DEBT SECURITIES

         The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described therein. The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture") between the Company and The Bank of New York, as trustee (the "Senior Trustee"), a copy of the form of which Senior Indenture is filed as an exhibit to the Registration Statement. The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated Indenture") between the Company and The Bank of New York, as trustee (the "Subordinated Trustee"), a copy of the form of which Subordinated Indenture is filed as an exhibit to the Registration Statement. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee and Subordinated Trustee are sometimes referred to collectively as the "Trustees."

         The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities, the Senior Indenture and the Subordinated Indenture, as modified or superseded by any applicable Prospectus Supplement, are brief summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to all the provisions of the Indenture applicable to a particular series of Debt Securities. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference.

GENERAL

         Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be general unsecured obligations of the Company. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsubordinated obligations of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined in the Subordinated Indenture) of the Company as described below under "-Subordination of Subordinated Debt Securities" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

         The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities;
(2) any limit on the aggregate principal amount of such Debt Securities; (3) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the regular record date; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on such Debt Securities will be payable and the regular record date for any interest payable on any interest payment date; (6) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (7) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (8) the obligations of the Company, if any, to redeem or repurchase such Debt Securities at the option of the Holders; (9) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (11) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars; (12) if the principal of, or premium, if any, or interest on such Debt Securities is to be payable, at the election of the Company or a holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the maturity thereof; (14) if the principal amount of any Debt Securities which will be payable at the maturity thereof will not be determinable as of any date prior to such maturity, the amount which will be deemed to be the outstanding principal amount of such Debt Securities; (15) the applicability of any provisions described under "Defeasance"; (16) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (17) the applicability of any provisions described under "Event of Default" and any additional Event of Default applicable thereto; (18) any covenants applicable to such Debt Securities; (19) the terms and conditions, if any, pursuant to which the Debt Securities are convertible or exchangeable into Common Shares or other securities; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indentures. (Section 301) Debt Securities may also be issued under the Indentures upon the exercise of Debt Warrants. See "Description of Debt Warrants."

         Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such original issue discount Securities will be described in the applicable Prospectus Supplement.

         If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities will be set forth in the applicable Prospectus Supplement.

         Since the Company is a holding company, the rights of the Company, and hence the right of creditors of the Company (including the Holders of Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of any such subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

         The Indentures do not contain any provisions that limit the Company's ability to incur indebtedness. Holders of Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or Debt Securities that would protect them in the event the Company engages in or becomes the subject of a highly leveraged transaction, other than any covenants described in any Prospectus Supplement, and the limitations on mergers, consolidations and transfers of substantially all of the Company's properties and assets as an entirety to any person as described below under "--Consolidation, Merger and Sale of Assets." Such covenants may not be waived or modified by the Company or its Board of Trustees, although Holders of Debt Securities could waive or modify such covenants as more fully described below under "-- Modification and Waiver."

CONVERSION OR EXCHANGE OF DEBT SECURITIES

         If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be convertible or exchangeable into Common Shares or other securities on the terms and conditions set forth therein. Such terms shall include provisions as to whether conversion is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of Common Shares or other securities of the Company to be received by the holders of Debt Securities would be calculated according to the market price of Common Shares or other securities of the Company as of a time stated in the Prospectus Supplement. The applicable Prospectus Supplement will indicate certain restrictions on ownership which may apply in the event of a conversion or exchange. See "Description of Preferred Shares -- Restrictions on Ownership" and "Description of Common Shares
- -- Restrictions on Ownership."

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

         Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. (Section 302) Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. (Sections 301, 305 and 1002) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

         All monies paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Debt Security may look only to the Company for payment thereof. (Section 1003)

BOOK-ENTRY DEBT SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Global Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Global Depositary for such Global Security to a nominee of such Global Depositary or by a nominee of such Global Depositary to such Global Depositary or another nominee of such Global Depositary or by such Global Depositary or any nominee to a successor Global Depositary or a nominee of such successor Global Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Sections 204 and 305)

         The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements although no assurance can be given that such will be the case.

         Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Global Depositary will be represented by a Global Security registered in the name of such Global Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Global Depositary for such Global Security, the Global Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Global Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Global Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of such ownership interests within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

         So long as the Global Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Global Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the applicable Indenture. (Sections 204 and 305) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Global Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the applicable Indenture, the Global Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         If the Global Depositary for Debt Securities of a series is at any time unwilling, unable or ineligible to continue as Global Depositary and a successor Global Depositary is not appointed by the Company within 90 days or an Event of Default under the applicable Indenture has occurred and is continuing, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Global Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as registered securities).

         Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

         If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, the Company will be subject to the covenants described therein.

EVENTS OF DEFAULT

         The following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure in the deposit of any sinking fund payment in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indentures (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice to the Company as provided in the applicable Indenture; (e) the acceleration of, or failure to pay at maturity (including any applicable grace period), any indebtedness for money borrowed by the Company with at least $50,000,000 in principal amount outstanding, which acceleration or failure to pay is not rescinded or annulled or such indebtedness paid, in each case within 10 days after the date on which written notice thereof shall have first been given to the Company as provided in the applicable Indenture; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

         If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indentures may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver or defaults, see "-- Modification and Waiver" below.

         The Indentures provide that, subject to the duty of the Trustees thereunder during an Event of Default to act with the required standard of care, such Trustees will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustees reasonable security or indemnity. (Sections 601 and 603) Subject to certain provisions, including those requiring security or indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustees, or exercising any trust or power conferred on such Trustees, with respect to the Debt Securities of that series. (Section
512)

         No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless (i) such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default (as defined) with respect to Debt Securities of that series; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity, to the applicable Trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the Indenture; (iii) the Trustee shall have failed to institute such proceedings within 60 days; and (iv) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request (Section 507); provided, however, that such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and any premium and interest on such Debt Security on or after the respective due dates expressed in such Debt Security, or in the case of convertible Debt Securities, for enforcement of a right of conversion. (Section 508)

         The Company will be required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the Indentures and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

         Without the consent of any Holder of Outstanding Debt Securities, the Company and the applicable Trustee may amend or supplement the applicable Indenture or the Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not materially adversely affect the rights of any Holder of Debt Securities. (Section 901) Other modifications and amendments of the Indentures may be made by the Company and the applicable Trustee only with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; (f) modify the conversion provisions applicable to convertible Debt Securities in a manner adverse to the holders thereof; (g) modify the subordination provisions applicable to any series of Debt Securities in a manner adverse to the holders thereof; or (h) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults. (Section 902)

         The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the Indentures. (Section
1008) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under such applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Company, without the consent of any Holders of outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided that (a) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety assumes the Company's obligations on the Debt Securities and under the Indenture relating thereto and (b) after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Article Eight) A Prospectus Supplement may set forth any additional provisions regarding a consolidation with, merger into, or transfer or lease of its assets substantially as an entirety to, any Person (or of such Person with, into or to the Company).

DEFEASANCE

         If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Company, at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with any covenants that may be specified in the applicable Prospectus Supplement with respect to the Debt Securities of such series, and the occurrence of an event described in clause
(d) under "Events of Default" above with respect to any defeased covenants shall no longer be an Event of Default, if in either case the Company irrevocably deposits with the applicable Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of and premium, if any, and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (e) under "Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (e) shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit, and (c) the Company shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such deposit and defeasance had not occurred, which Opinion of Counsel, in the case of a deposit and defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (i) above, shall be based on either (A) a ruling to such effect that the Company has received from, or that has been published by, the Internal Revenue Service or (B) a change in the applicable federal income tax law, occurring after the date of the applicable Indenture, to such effect. In the event the Company omits to comply with its remaining obligations under such Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect to such payments. (Article Thirteen)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

         Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

         The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt, including the Senior Debt Securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Article Fifteen of the Subordinated Indenture)

         By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are not holders of Senior Debt or Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Subordinated Debt Securities.

         In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities.

         No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than stock and certain subordinated securities of the Company) upon conversion of a Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security.

         "Senior Debt" is defined to mean the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent such claim for post-petition interest is allowed in such proceeding) on all indebtedness of the Company

(including indebtedness of others guaranteed by the Company), other than the Subordinated Debt Securities whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which is: (i) for money borrowed, (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or
(iii) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or leases of property or assets made as part of any sale and lease-back transaction to which the Company is a party, including amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the Subordinated Debt Securities.

         The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities, when issued, will constitute Senior Debt.

         The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

GOVERNING LAW

         The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEES

         The Company and certain of its subsidiaries in the ordinary course of business maintain general banking relations with The Bank of New York. Pursuant to the provisions of the Trust Indenture Act of 1939, upon a default under either the Senior Indenture or the Subordinated Indenture, The Bank of New York may be deemed to have a conflicting interest by virtue of its acting as both the Senior Trustee and the Subordinated Trustee requiring it to resign and be replaced by a successor trustee in one of such positions.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

         The following descriptions and the descriptions contained in "Description of Preferred Shares" and "Description of Common Shares" do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust"); and (ii) its Bylaws, which documents are exhibits to this Registration Statement.

         For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% of the value of the outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Accordingly, the Declaration of Trust contains provisions that restrict the ownership and transfer of shares of beneficial interest.

         The Declaration of Trust authorizes the issuance of up to 102,000,000 shares, consisting of 50,000,000 common shares of beneficial interest, $.04 par value per share ("Common Shares"), 1,000,000 preferred shares of beneficial interest, no par value per share ("Preferred Shares"), and 51,000,000 excess shares of beneficial interest, $.04 par value per share ("Excess Shares").

DESCRIPTION OF PREFERRED SHARES

         The following is a description of certain general terms and provisions of the Preferred Shares. The particular terms of any series of Preferred Shares will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

         The summary of terms of the Company's Preferred Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Declaration of Trust and the articles supplementary relating to each series of the Preferred Shares (the "Articles Supplementary"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Shares.

         The Declaration of Trust authorizes the issuance of 1,000,000 Preferred Shares. No Preferred Shares are outstanding as of the date of this Prospectus. The Preferred Shares authorized by the Declaration of Trust may be issued from time to time in one or more series in such amounts and with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as may be fixed by the Board of Trustees. Under certain circumstances, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of the holders of Common Shares. The Declaration of Trust authorizes the Board of Trustees to classify or reclassify any unissued Preferred Shares by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Preferred Shares.

         The Preferred Shares shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise described in a Prospectus Supplement relating to a particular series of the Preferred Shares. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Shares in respect of which this Prospectus is being delivered: (1) the title of such Preferred Shares and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which such Preferred Shares will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights;
(7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions; (8) any listing of such Preferred Shares on any securities exchange; (9) a discussion of federal income tax considerations applicable to such Preferred Shares; (10) the relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (11) any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (12) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

         General

         The Preferred Shares offered hereby will be issued in one or more series. The Preferred Shares, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The liquidation preference is not indicative of the price at which the Preferred Shares will actually trade on or after the date of issuance.

         Rank

         The Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Company, rank prior to the Common Shares and Excess Shares (other than certain Excess Shares resulting from the conversion of Preferred Shares) and to all other classes and series of equity securities of the

Company now or hereafter authorized, issued or outstanding (the Common Shares and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Company which by their terms specifically provide for a ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The Preferred Shares shall be junior to all outstanding debt of the Company. The Preferred Shares shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Declaration of Trust.

         Dividends

         Holders of Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees out of assets of the Company legally available for payment, dividends, or distributions in cash, property or other assets of the Company or in Securities of the Company or from any other source as the Board of Trustees in their discretion shall determine and at such dates and at such rates per share per annum as described in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend shall be payable to holders of record as they appear at the close of business on the books of the Company on such record dates, not more than 90 calendar days preceding the payment dates therefor, as are determined by the Board of Trustees (each of such dates, a "Record Date").

         Such dividends may be cumulative or noncumulative, as described in the applicable Prospectus Supplement. If dividends on a series of Preferred Shares are noncumulative and if the Board of Trustees fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Shares will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future dividend payment dates. If dividends of a series of Preferred Shares are cumulative, the dividends on such shares will accrue from and after the date set forth in the applicable Prospectus Supplement.

         No full dividends shall be declared or paid or set apart for payment on Preferred Shares of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Shares offered by the applicable Prospectus Supplement for any period unless full dividends for the immediately preceding dividend period on such Preferred Shares (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Shares and any other Preferred Shares of the Company ranking on a parity as to dividends with the Preferred Shares, dividends upon such Preferred Shares and dividends on such other Preferred Shares ranking on a parity with the Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on such Preferred Shares and such other Preferred Shares ranking on a parity with the Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such Preferred Shares (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other Preferred Shares, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment(s) on Preferred Shares which may be in arrears. Unless full dividends on the series of Preferred Shares offered by the applicable Prospectus Supplement have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative), (a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on the Junior Stock, (b) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or pay any monies into a sinking fund for the redemption of any shares) except by conversion into or exchange for Junior Stock, and (c) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any Preferred Shares or Parity Stock (or pay any monies into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding Preferred Shares and shares of Parity Stock (except by conversion into or exchange for Junior Stock).

         Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series.

         Redemption

         The terms, if any, on which Preferred Shares of any series may be redeemed will be set forth in the applicable Prospectus Supplement.

         Liquidation

         In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of a series of Preferred Shares will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Shares, Excess Shares (other than certain Excess Shares resulting from the conversion of Preferred Shares) or any Junior Stock on liquidation, dissolution or winding up of the Company, to receive a liquidating distribution in the amount of the liquidation preference per share as set forth in the applicable Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Shares are cumulative). If the amounts available for distribution with respect to the Preferred Shares and all other outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Shares and Parity Stock, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Shares may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation distribution, the holders of Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company.

         Voting

         The Preferred Shares of a series will not be entitled to vote, except as described below or in the applicable Prospectus Supplement. Without the affirmative vote of a majority of the Preferred Shares then outstanding (voting separately as a class together with any Parity Stock), the Company may not (i) increase or decrease the aggregate number of authorized shares of such class or any security ranking prior to the Preferred Shares, (ii) increase or decrease the par value of the shares of holders of such class, or (iii) alter or change the voting or other powers, preferences or special rights of such class so as to affect them adversely. An amendment which increases the number of authorized shares of or authorizes the creation or issuance of other classes or series of Junior Stock or Parity Stock, or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination for the Company, shall not be considered to be such an adverse change.

         No Other Rights

         The shares of a series of Preferred Shares will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Declaration of Trust and in the applicable Articles Supplementary or as otherwise required by law.

         Transfer Agent and Registrar

         The transfer agent for each series of Preferred Shares will be described in the related Prospectus Supplement.

         Restrictions on Ownership

         As discussed below, for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Therefore, the Declaration of Trust contains, and the Articles Supplementary for each series of Preferred Shares may contain, provisions restricting the ownership and transfer of the Preferred Shares.

         In order to prevent any Company shareholder from owning shares in an amount which would cause more than 50% of the value of the outstanding shares of the Company to be held by five or fewer individuals, the Declaration of Trust contains a limitation that restricts shareholders from owning, under the applicable attribution rules of the Code, more than 9.9% of the outstanding Preferred Shares of any series (the "Preferred Shares Beneficial Ownership Limit"). The attribution rules which apply for purposes of the Common Shares Beneficial Ownership Limit (as defined below) also apply for purposes of the Preferred Shares Beneficial Ownership Limit. See "Description of Common Shares
- -- Restrictions on Ownership". Shareholders should be aware that events other than a purchase or other transfer of Preferred Shares may result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Preferred Shares Beneficial Ownership Limit. Shareholders should consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

         Holders of Preferred Shares are also subject to the Constructive Ownership Limit (as defined below in "Description of Common Shares -- Restrictions on Ownership"), which restricts them from owning, under the applicable attribution rules of the Code, more than 9.9% of the outstanding Preferred Shares of any series. The attribution rules which apply for purposes of the Constructive Ownership Limit differ from those that apply for purposes of the Preferred Shares Beneficial Ownership Limit. See "Description of Common Shares -- Restrictions on Ownership". Shareholders should be aware that events other than a purchase or other transfer of Preferred Shares may result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Constructive Ownership Limit. Shareholders should consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

         The Declaration of Trust provides that a transfer of Preferred Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of beneficial interest of the Company to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such Preferred Shares. In addition, Preferred Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for Excess Shares that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, Excess Shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by the Company. Any dividends or distributions received by the purported transferee or other purported holder of such Excess Shares prior to the discovery by the Company of the automatic exchange for Excess Shares shall be repaid to the Company upon demand.

         If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Shares, only a person whose ownership of the shares will not violate the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the Excess Shares will be automatically exchanged for Preferred Shares of the same class as the Preferred Shares which were originally exchanged for such Excess Shares. The Declaration of Trust contains provisions designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Preferred Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to the Company. The Declaration of Trust provides that the Company may purchase any Excess Shares that have been automatically exchanged for Preferred Shares as a result of a purported transfer or other event. The price at which the Company may purchase such Excess Shares shall be equal to the lesser of (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of the Preferred Shares exchanged on the date of the automatic exchange for Excess Shares and (ii) the market price of the Preferred Shares exchanged for such Excess Shares on the date that the Company accepts the deemed offer to sell such Excess Shares. The Company's purchase right with respect to Excess Shares shall exist for 90 days, beginning on the date that the automatic exchange for Excess Shares occurred or, if the Company did not receive a notice concerning the purported transfer that resulted in the automatic exchange for Excess Shares, the date that the Board of Trustees determines in good faith that an exchange for Excess Shares has occurred.

         The Board of Trustees may exempt certain persons from the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit if evidence satisfactory to the trustees is presented showing that such exemption will not jeopardize the Company's status as a REIT under the Code. As a condition of such exemption, the Board of Trustees may require a ruling from the Internal Revenue Service and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of the Company.

         The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

         All certificates representing Preferred Shares will bear a legend referring to the restrictions described above.

         All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2% of the outstanding Preferred Shares of any series must give a written notice to the Company containing the information specified in the Declaration of Trust by January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

DEPOSITARY SHARES

         The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement and of the Depositary Shares and Depositary Receipts (each as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which have been or will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock. If so indicated in a Prospectus Supplement, the terms of any series of Depositary Shares may differ from the terms set forth herein.

         General

         The Company may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Shares, rather than full Preferred Shares. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Shares) of a share of a particular series of Preferred Shares, will be issued as described below.

         The shares of any series of Preferred Shares represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and the depositary (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a Preferred Share represented by such Depositary Share, to all the rights and preferences of the Preferred Shares represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

         Dividends and Other Distributions

         The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the numbers of such Depositary Shares owned by such holders.

         In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders.

         Redemption of Depositary Shares

         If a series of Preferred Shares represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Shares held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Shares. Whenever the Company redeems Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing Preferred Shares so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary.

         Voting the Preferred Shares

         Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notices of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Shares represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the Preferred Shares to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Shares.

         Amendment and Termination of the Deposit Agreement

         The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will only terminate if (i) all outstanding Depositary Shares have been redeemed or
(ii) there has been a final distribution in respect of the Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

         Charges of Depositary

         The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and issuance of Depositary Receipts, all withdrawals of Preferred Shares by owners of Depositary Shares and any redemption of the Preferred Shares. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

         Resignation and Removal of Depositary

         The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

         Restrictions on Ownership

         In order to safeguard the Company against an inadvertent loss of REIT status, the Deposit Agreement or the Declaration of Trust will contain provisions restricting the ownership and transfer of Depositary Shares. Such restrictions will be described in the applicable Prospectus Supplement.

         Miscellaneous

         The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required or otherwise determines to furnish to the holders of the Preferred Shares.

         Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON SHARES

         As of August 1, 1995, 24,238,937 Common Shares were issued and outstanding and no Preferred Shares or Excess Shares are issued and outstanding. The Common Shares of the Company are listed on the New York Stock Exchange under the symbol "VNO".

         The holders of Common Shares are entitled to receive dividends when, if and as declared by the Board of Trustees of the Company out of assets legally available therefor, provided that if any Preferred Shares are at the time outstanding, the payment of dividends on Common Shares or other distributions (including purchases of Common Shares) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on outstanding Preferred Shares.

         The holders of Common Shares are entitled to one vote for each share on all matters voted on by stockholders, including elections of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election. The holders of Common Shares do not have any conversion, redemption or preemptive rights to subscribe to any securities of the Company. In the event of the dissolution, liquidation or winding up, holders of Common Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any Preferred Shares then outstanding.

         The Common Shares have equal dividend, distribution, liquidation and other rights, and shall have no preference, appraisal or exchange rights. All outstanding shares of Common Shares are, and any Common Shares offered by a Prospectus Supplement, upon issuance, will be, fully paid and non-assessable.

         The transfer agent for the Common Shares is First Fidelity Bank, N.A., New Jersey.

         Restrictions on Ownership

         The Declaration of Trust contains a number of provisions which restrict the ownership and transfer of shares and which are designed to safeguard the Company against an inadvertent loss of REIT status. In order to prevent any Company shareholder from owning shares in an amount which would cause more than 50% in value of the outstanding shares of the Company to be owned by five or fewer individuals, the Declaration of Trust contains a limitation that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code, more than 2.0% of the outstanding Common Shares (the "Common Shares Beneficial Ownership Limit"). The shareholders who owned, under the applicable attribution rules of the Code, more than 2.0% of the Common Shares immediately after the merger of Vornado, Inc. into the Company in May 1993 (the "Merger") may continue to do so and may acquire additional Common Shares through stock option and similar plans or from other shareholders who owned, under the applicable attribution rules of the Code, more than 2.0% of the Common Shares immediately after the Merger, subject to the restriction that Common Shares cannot be transferred if, as a result, more than 50% in value of the outstanding shares of the Company would be owned by five or fewer individuals. While such shareholders are not generally permitted to acquire additional Common Shares from any other source, such shareholders may acquire additional Common Shares from any source in the event that additional Common Shares are issued by the Company, up to the percentage held by them immediately prior to such issuance.

         Shareholders should be aware that events other than a purchase or other transfer of Common Shares can result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit. For instance, if two shareholders, each of whom owns, under the applicable attribution rules of the Code, 1.5% of the outstanding Common Shares, were to marry, then after their marriage both shareholders would own, under the applicable attribution rules of the Code, 3.0% of the outstanding Common Shares, which is in excess of the Common Shares Beneficial Ownership Limit. Similarly, if a shareholder who owns, under the applicable attribution rules of the Code, 1.9% of the outstanding Common Shares were to purchase a 50% interest in a corporation which owns 1.8% of the outstanding Common Shares, then the shareholder would own, under the applicable attribution rules of the Code, 2.8% of the outstanding Common Shares. Shareholders should consult their own tax advisers concerning the application of the attribution rules of the Code in their particular circumstances.

         Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. Therefore, in order to ensure that rental income of the Company will not be treated as nonqualifying income under the rule described above, and thus to ensure that there will not be an inadvertent loss of REIT status as a result of the ownership of shares of a tenant, or a person that holds an interest in a tenant, the Declaration of Trust also contains an ownership limit that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code (which are different from those applicable with respect to the Common Shares Beneficial Ownership Limit), more than 9.9% of the outstanding shares of any class (the "Constructive Ownership Limit"). The shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger generally are not subject to the Constructive Ownership Limit. Subject to an exception for tenants and subtenants from whom the REIT receives, directly or indirectly, rental income that is not in excess of a specified threshold, the Declaration of Trust also contains restrictions that are designed to ensure that the shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger will not, in the aggregate, own an interest in a tenant or subtenant of the REIT of sufficient magnitude to cause rental income received, directly or indirectly, by the REIT from such tenant or subtenant to be treated as nonqualifying income for purposes of the income requirements that REITs must satisfy.

         Shareholders should be aware that events other than a purchase or other transfer of shares can result in ownership, under the applicable attribution rules of the Code, of shares in excess of the Constructive Ownership Limit. As the attribution rules that apply with respect to the Constructive Ownership Limit differ from those that apply with respect to the Common Shares Beneficial Ownership Limit, the events other than a purchase or other transfer of shares which can result in share ownership in excess of the Constructive Ownership Limit can differ from those which can result in share ownership in excess of the Common Shares Beneficial Ownership Limit. Shareholders should consult their own tax advisers concerning the application of the attribution rules of the Code in their particular circumstances.

         The Declaration of Trust provides that a transfer of Common Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of beneficial interest of the Company to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such Common Shares. In addition, Common Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for Excess Shares that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, Excess Shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by the Company. Any dividends or distributions received by the purported transferee or other purported holder of such Excess Shares prior to the discovery by the Company of the automatic exchange for Excess Shares shall be repaid to the Company upon demand.

         If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Shares, only a person whose ownership of the shares will not violate the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the Excess Shares will be automatically exchanged for Common Shares. The Declaration of Trust contains provisions designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Common Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to the Company. The Declaration of Trust provides that the Company may purchase any Excess Shares that have been automatically exchanged for Common Shares as a result of a purported transfer or other event. The price at which the Company may purchase such Excess Shares shall be equal to the lesser of (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of the Common Shares exchanged on the date of the automatic exchange for Excess Shares and (ii) the market price of the Common Shares exchanged for such Excess Shares on the date that the Company accepts the deemed offer to sell such Excess Shares. The Company's purchase right with respect to Excess Shares shall exist for 90 days, beginning on the date that the automatic exchange for Excess Shares occurred or, if the Company did not receive a notice concerning the purported transfer that resulted in the automatic exchange for Excess Shares, the date that the Board of Trustees determines in good faith that an exchange for Excess Shares has occurred.

         The Board of Trustees of the Company may exempt certain persons from the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, including the limitations applicable to holders who owned in excess of 2.0% of the Common Shares immediately after the Merger, if evidence satisfactory to the Board of Trustees is presented showing that such exemption will not jeopardize the Company's status as a REIT under the Code. As a condition of such exemption, the Board of Trustees may require a ruling from the Internal Revenue Service and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of the Company.

         The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

         All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2% of the outstanding Common Shares must give a written notice to the Company containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

         The ownership restrictions described above may have the effect of precluding acquisition of control of the Company unless the Board of Trustees determines that maintenance of REIT status is no longer in the best interests of the Company.

                          DESCRIPTION OF DEBT WARRANTS

         The Company may issue Debt Warrants to purchase Debt Securities ("Debt Warrants"). Debt Warrants may be issued independently or together with any Debt Securities and may be attached to or separate from such Debt Securities. The Debt Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Debt Warrants being offered pursuant thereto. If so indicated in a Prospectus Supplement, the terms of any Debt Warrants may differ from the terms set forth below.

         The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (6) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies or currency units, in which the principal of (or premium, if any), or interest, if any, on the Debt Securities purchasable upon exercise of such Debt Warrants will be payable; (8) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which and the currency, including composite currency or currency unit, in which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (11) the maximum or minimum number of such Debt Warrants which may be exercised at any time;

(12) a discussion of material federal income tax considerations, if any; and
(13) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

         Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

         Each Debt Warrant will entitle the holder of such Debt Warrant to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the expiration date, unexercised Debt Warrants will become void.

         Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Debt Warrants.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of the taxation of the Company and certain federal income tax consequences to holders of the Securities is for general information only, and is not tax advice. The summary of certain federal income tax consequences to holders of the Securities is based upon the opinion of Sullivan & Cromwell, special federal income tax counsel to the Company. The tax treatment of a holder of Securities will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold Securities as capital assets and does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Securities that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction) subject to special treatment under the federal income tax laws. This summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE IN THEIR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.

TAXATION OF THE COMPANY AS A REIT

         General

         The Company believes that, commencing with its taxable year ending December 31, 1993, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under Sections 856 through 860 of the Code. The Company intends to continue to qualify to be taxed as a REIT, but no assurance of continued qualification can be given.

         The sections of the Code applicable to REITs are highly technical and complex. The material aspects thereof are summarized below.

         As a REIT, the Company generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows. First, the Company will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which the Company qualified as a REIT, the Company recognizes gain on the disposition of any asset held by the Company as of the beginning of the Recognition Period, then, to the extent of the excess of (a) fair market value of such asset as of the beginning of the Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of the Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury regulations that have not been promulgated; provided, however, that the Company shall not be subject to tax on recognized Built-in Gain with respect to assets held as of the first day of the Recognition Period to the extent that the aggregate amount of such recognized Built-in Gain exceeds the net aggregate amount of the Company's unrealized Built-in Gain as of the first day of the Recognition Period. Eighth, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of the Company is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by the Company, then, pursuant to the Treasury regulations that have not yet been issued and to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate.

         Requirements for Qualification

         The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to
(4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and
(6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

         The Company has satisfied condition (5) and believes that it has also satisfied condition (6). In addition, the Company's Amended and Restated Declaration of Trust provides for restrictions regarding the ownership and transfer of the Company's shares of beneficial interest, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership and transfer restrictions pertaining to the Common Shares are described above under the headings "Description of Shares of Beneficial Interest--Description of Preferred Shares--Restrictions on Ownership" and "Description of Shares of Beneficial Interest--Description of Common Shares-Restrictions on Ownership."

         The Company owns and operates a number of properties through wholly-owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and such items (as the case may be) of the Company. The Company believes that all of its wholly-owned subsidiaries are "qualified REIT subsidiaries."

         In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of any partnership in which the Company is a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

         Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property"--which term generally includes expenses of the Company that are paid or reimbursed by tenants--and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the terms "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, that the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not charge rent for any property to a Related Party Tenant, and the Company does not and will not derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). The Company directly performs services for certain of its tenants. The Company does not believe that the provision of such services will cause its gross income attributable to such tenants to fail to be treated as "rents from real property."

         The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above under "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

         Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) real estate assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of real estate assets held by partnerships in which the Company owns an interest, (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company and (iii) stock issued by another REIT), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities (other than securities issued by another REIT) owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

         Since March 2, 1995, the Company has owned more than 10% of the voting securities of Alexander's and the value of such securities may represent more than 5% of the value of the total assets of the Company. The Company's ownership interest in Alexander's will not cause the Company to fail to satisfy the asset tests for REIT status so long as Alexander's qualifies as a REIT. The Company believes that Alexander's will so qualify commencing with its taxable year beginning January 1, 1995.

         During 1995 the Company transferred certain contract rights and obligations to Vornado Management Corp., a New Jersey corporation ("VMC"), in return for all of VMC's nonvoting preferred stock (the "Nonvoting Stock"). The Company's ownership of the Nonvoting Stock entitles it to 95% of the dividends paid by VMC. The Company does not believe that its ownership of the Nonvoting Stock will adversely affect its ability to satisfy the asset tests described in the second preceding paragraph.

         Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property minus (B) the sum of certain items of non-cash income. In addition, if the Company disposes of any asset during its Recognition Period, the Company will be required, pursuant to Treasury regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to satisfy the annual distribution requirements.

         It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         Failure to Qualify

         If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF HOLDERS OF DEBT SECURITIES

         As used herein, the term "U.S. Holder" means a holder of a Debt Security who (for United States Federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States Federal income taxation on a net income basis in respect of the Debt Security and "U.S. Alien Holder" means a holder of a Debt Security who (for United States Federal income tax purposes) is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust which is not subject to United States Federal income tax on a net income basis in respect of income or gain from the Debt Security.

         U.S. Holders

         Payments of Interest. Interest on a Debt Security will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

         Purchase, Sale and Retirement of the Debt Securities. A U.S. Holder's tax basis in a Debt Security will generally be its U.S. dollar cost (including, in the case of a Debt Security acquired through the exercise of a Debt Warrant, both the cost of the Debt Warrant and the amount paid on exercise of the Debt Warrant). A U.S. Holder will generally recognize gain or loss on the sale or retirement of a Debt Security equal to the difference between the amount realized on the sale or retirement and the U.S. Holder's tax basis in the Debt Security. Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Debt Security will be capital gain or loss and will be long-term capital gain or loss if the Debt Security was held for more than one year.

         U.S. Alien Holders

         This discussion assumes that the Debt Security is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

         Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

         (i) payments of principal, premium (if any) and interest by the Company or any of its paying agents to any holder of a Debt Security that is a U.S. Alien Holder will not be subject to United States Federal withholding tax if, in the case of interest (a) the beneficial owner of the Debt Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Debt Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Debt Security certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debt Security certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

         (ii) a U.S. Alien Holder of a Debt Security will not be subject to United States Federal withholding tax on any gain realized on the sale or exchange of a Debt Security; and

         (iii) a Debt Security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States Federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Debt Security would not have been effectively connected with a United States trade or business of the individual at the time of the individual's death.

         Information Reporting and Backup Withholding

         U.S. Holders. In general, information reporting requirements will apply to payments of principal, any premium and interest on a Debt Security and the proceeds of the sale of a Debt Security before maturity within the United States to non-corporate U.S. Holders, and "backup withholding" at a rate of 31% will apply to such payments if the U.S. Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

         U.S. Alien Holders. Information reporting and backup withholding will not apply to payments of principal, premium (if any) and interest made by the Company or a paying agent to a U.S. Alien Holder on a Debt Security if the certification described in clause (i)(c) under "U.S. Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a U.S. person.

         Payments of the proceeds from the sale by a U.S. Alien Holder of a Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for United States Federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Debt Security to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

         The applicable Prospectus Supplement will contain a discussion of any special United States Federal income tax rules with respect to Debt Securities that are issued at a discount or premium or as a unit with other Securities, have a maturity of one year or less, provide for conversion rights, contingent payments, early redemption or payments that are denominated in or determined by reference to a currency other than the U.S. dollar or otherwise subject to special United States Federal income tax rules.

TAXATION OF HOLDERS OF DEBT WARRANTS

         Sale or Expiration

         Generally, a holder of a Debt Warrant will recognize gain or loss upon the sale or other disposition of a Debt Warrant in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's tax basis in the Debt Warrant. A holder of a Debt Warrant that expires unexercised will generally recognize loss in an amount equal to such holder's tax basis in the Debt Warrant. Gain or loss resulting from the sale, other disposition or expiration of a Debt Warrant will generally be capital gain or loss and will be long-term if the Debt Warrant was held for more than one year.

         Exercise

         The exercise of a Debt Warrant with cash will not be a taxable event for the exercising holder. Such holder's basis in the Debt Securities received on exercise of the Debt Warrant will equal the sum of such holder's tax basis in the exercised Debt Warrant and the exercise price of the Debt Warrant. The holding period in a Debt Security received on exercise of a Debt Warrant will not include the period during which the Debt Warrant was held.

         The applicable Prospectus Supplement will contain a discussion of any special United States Federal income tax rules with respect to Debt Warrants that are issued as a unit with other Securities.

TAXATION OF HOLDERS OF COMMON SHARES OR PREFERRED SHARES

         U.S. Shareholders

         As used herein, the term "U.S. Shareholder" means a holder of Common Shares or Preferred Shares ("Shares") who (for United States Federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

         As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to U.S. Shareholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held his shares. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

         To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his shares taxable as capital gains (provided that the shares have been held as a capital asset). For purposes of determining the portion of distributions on separate classes of Shares that will be treated as a dividends for federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of Preferred Shares before being allocated to other distributions. Dividends declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

         Distributions made by the Company and gain arising from the sale or exchange by a U.S. Shareholder of Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital or capital gain dividends) generally will be treated as investment income for purposes of computing the investment interest deduction limitation. Gain arising from the sale or other disposition of Shares, however, will not be treated as investment income unless the U.S. Shareholder elects to reduce the amount of his total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain with respect to the Shares.

         Upon any sale or other disposition of Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the Shares for tax purposes. Such gain or loss will be capital gain or loss if the Shares have been held by the U.S. Shareholders as a capital asset, and will be long-term gain or loss if such Shares have been held for more than one year. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of shares of the Company that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from the Company which were required to be treated as long-term capital gains.

         Backup Withholding. The Company will report to its U.S. Shareholders and the Internal Revenue Service (the "IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholdings rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

         Taxation of Tax-Exempt Shareholders. Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account (IRA) or a 401(k) plan, that holds the Common Shares as an investment will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased its Common Shares with borrowed funds, some or all of its dividends will be subject to tax.

         Non-U.S. Shareholders

         The rules governing United States federal income taxation of the ownership and dispositions of Shares by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States Federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Shareholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in stock, including any reporting requirements.

         Distributions. Distributions by the Company to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Shareholder of a United States trade or business. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic shareholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

         Pursuant to current Treasury regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury regulations, which are not currently in effect, however, a Non-U.S. Shareholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above.

         Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's stock, they will give rise to gain from the sale or exchange of his stock, the tax treatment of which is described below. For withholding purposes, the Company is required to treat all distributions as if made out of current or accumulated earnings and profits. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

         Distributions to a Non-U.S. Shareholder that are designated by the Company at the time of distributions as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless
(i) investment in the Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

         Distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be taxed at the same rates applicable to domestic shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). The Company is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Shareholder's United States federal income tax liability. Also, such distribution may be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation, as discussed above.

         Sale of Stock. Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of Shares generally will not be subject to United States taxation unless the Shares constitute a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The Shares will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Shareholders. Notwithstanding the foregoing, gain from the sale or exchange of Shares not otherwise subject to FIRPTA will be taxable to a Non- U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax in the amount of such individual's gain.

         If the Company is not or ceases to be a "domestically-controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Shareholder of Shares would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether the Shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the New York Stock Exchange) and on the size of the selling Non-U.S. Shareholder's interest in the Company. If gain on the sale or exchange of Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

         Backup Withholding and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Shares by or through a foreign office of a broker that (a) is a U.S. person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) for United States Federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalties of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

         Estate Tax. Shares owned by an individual who is not a citizen or resident of the United States (as determined for purposes of U.S. Federal estate tax law) at the time of death will generally be includible in such individual's gross estate for federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

OTHER TAX CONSEQUENCES

         The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

         The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the related Prospectus Supplement. The Company has reserved the right to sell the Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

         Underwriters may offer and sell the Securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concession or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

         Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the

Company, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

         If so indicated in the related Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit agreements by certain institutions to purchase the Securities from the Company at the public offering price set forth in the related Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in a Prospectus Supplement. Each Contract will be for an amount specified in the applicable Prospectus Supplement. Institutions, with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Securities covered by Contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Securities are being sold to Underwriters, the Company shall have sold to such Underwriters such amount specified in the applicable Prospectus Supplement.

         Any Securities issued hereunder (other than Common Shares) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

         Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business.

                                     EXPERTS

         The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

         The validity of any Debt Securities or Debt Warrants issued hereunder will be passed upon for the Company by Sullivan & Cromwell, New York, New York, counsel to the Company, and the validity of any Preferred Shares, Depositary Shares or Common Shares issued hereunder will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, counsel to the Company. The validity of any Securities issued hereunder will be passed upon for any underwriters by the counsel named in the applicable Prospectus Supplement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities being registered, other than Underwriting Compensation, are as follows:

         SEC registration fee  . . . . . . . . . . . . . . . . . . . . . . . . .          $81,034.48
         Printing and engraving expenses . . . . . . . . . . . . . . . . . . . .          $    *
         Legal fees and disbursements  . . . . . . . . . . . . . . . . . . . . .          $    *
         Accounting fees and disbursements . . . . . . . . . . . . . . . . . . .          $    *
         Transfer Agent's, Depositary's and Trustee's fees and disbursements . .          $    *
         Blue Sky fees and expenses  . . . . . . . . . . . . . . . . . . . . . .          $    *
         Miscellaneous (including listing and
           rating agency fees) . . . . . . . . . . . . . . . . . . . . . . . . .          $    *

         Total                                                                            $    *
                                                                                          ==========

         ----------------------------
         *  To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

         Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its declaration of trust, the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

         The Company's Bylaws require it to indemnify (a) any present or former trustee or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding,
(b) any trustee or officer who, at the request of the Company, serves or has served another trust, corporation or other entity as a director, officer, partner, or trustee and (c) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Company's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of such status provided that the Company shall have received (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met. The Company's Bylaws also (i) permit the Company to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of the Company in such capacity and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the "MGCL") for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

ITEM 16.  EXHIBITS.

         Exhibit
         Number           Description
         ------           -----------

         1.1*    Form of Underwriting Agreement (for Common Shares)

         1.2*    Form of Underwriting Agreement (for Preferred Shares)

         1.3*    Form of Underwriting Agreement (for Debt Securities)

         3.1 Amended and Restated Declaration of Trust of the Company (incorporated by reference to the Company's Registration Statement on Form S-4 (File No. 33-60286), filed on April 15,
                 1993)

         3.2 By-laws of the Company (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-5098)

         4.1*    Specimen certificate representing Common Shares

         4.2 Form of Indenture for Senior Debt Securities (incorporated by reference to Exhibit 4.2 of Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 33-52441), filed on May 12, 1994)

         4.3     Form of Senior Debt Security (included in Exhibit 4.2)

         4.4 Form of Indenture for Subordinated Debt Securities (incorporated by reference to Exhibit 4.4 of Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 33-52441), filed on May 12, 1994)

         4.5     Form of Subordinated Debt Security (included in Exhibit 4.4)

         4.6     Form of Deposit Agreement (incorporated by reference to Exhibit
                 4.6 of Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 33-52441), filed on May 12, 1994)

         4.7     Form of Depositary Receipt (included in Exhibit 4.6)

         5.1*    Opinion of Ballard Spahr Andrews & Ingersoll


         ---------------
         *  To be filed by amendment or 8-K.

         5.2*    Opinion of Sullivan & Cromwell

         8.1*    Tax Opinion of Sullivan & Cromwell

         12* Statement Regarding Computation of Consolidated Ratios of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Share Dividend Requirements

         23.1*   Consent of Deloitte & Touche LLP

         23.2* Consent of Ballard Spahr Andrews & Ingersoll (included in its opinion filed as Exhibit 5.1)

         23.3* Consent of Sullivan & Cromwell (included in its opinion filed as Exhibit 5.2)

         24.1    Powers of Attorney (included on signature page)

         25.1*   Statement of Eligibility of Senior Trustee on Form T-1

         25.2*   Statement of Eligibility of Subordinated Trustee on Form T-1

ITEM 17.  UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Vornado Realty Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saddle Brook and State of New Jersey, on September 6, 1995.

                                         VORNADO REALTY TRUST,
                                         a Maryland real estate investment trust

                                         By /s/ Steven Roth
                                            -----------------------------------
                                            Steven Roth
                                            Chairman of the Board of Trustees
                                            (Principal Executive Officer)


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Roth and Joseph Macnow, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

          Signature                                   Title                          Date
          ---------                                   -----                          ----
     /s/ Steven Roth                   Chairman of the Board of Trustees      September 6, 1995
- --------------------------------       (Principal Executive Officer)
         Steven Roth

    /s/ Joseph Macnow
- --------------------------------       Vice President - Chief Financial       September 6, 1995
        Joseph Macnow                  Officer and Controller (Principal
                                       Financial and Accounting Officer)

   /s/ David Mandelbaum
- --------------------------------       Trustee                                September 6, 1995
       David Mandelbaum

    /s/ Stanley Simon
- --------------------------------       Trustee                                September 6, 1995
        Stanley Simon

   /s/ Richard R. West
- --------------------------------       Trustee                                September 6, 1995
       Richard R. West

   /s/ Ronald G. Targan
- --------------------------------       Trustee                                September 6, 1995
       Ronald G. Targan

/s/ Russell B. Wight, Jr.
- --------------------------------       Trustee                                September 6, 1995
    Russell B. Wight, Jr.

                                  Exhibit Index

 Exhibit No.                                               Exhibit
 -----------                                               -------

     1.1*       Form of Underwriting Agreement (for Common Shares)

     1.2*       Form of Underwriting Agreement (for Preferred Shares)

     1.3*       Form of Underwriting Agreement (for Debt Securities)

     3.1        Amended and Restated Declaration of Trust of the Company (incorporated by reference to the
                Company's Registration Statement on Form S-4 (File No. 33-60286), filed on April 15, 1993)

     3.2        By-laws of the Company (incorporated by reference to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1993 (File No. 1-5098)

     4.1*       Specimen certificate representing Common Shares

     4.2        Form of Indenture for Senior Debt Securities (incorporated by reference to Exhibit 4.2 of
                Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 33-52441),
                filed on May 12, 1994)

     4.3        Form of Senior Debt Security (included in Exhibit 4.2)

     4.4        Form of Indenture for Subordinated Debt Securities (incorporated by reference to Exhibit 4.4 of Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 33-52441),
                filed on May 12, 1994)

     4.5        Form of Subordinated Debt Security (included in Exhibit 4.4)

     4.6        Form of Deposit Agreement (incorporated by reference to Exhibit 4.6 of Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 33-52441), filed on May 12, 1994)

     4.7        Form of Depositary Receipt (included in Exhibit 4.6)

     5.1*       Opinion of Ballard Spahr Andrews & Ingersoll

     5.2*       Opinion of Sullivan & Cromwell

     8.1*       Tax Opinion of Sullivan & Cromwell

     12*        Statement Regarding Computation of Consolidated Ratios of Earnings to Fixed Charges and
                Combined Fixed Charges and Preferred Share Dividend Requirements

    23.1*       Consent of Deloitte & Touche LLP

    23.2*       Consent of Ballard Spahr Andrews & Ingersoll (included in its opinion filed as Exhibit 5.1)

    23.3*       Consent of Sullivan & Cromwell (included in its opinion filed as Exhibit 5.2)

    24.1        Powers of Attorney (included on signature page)

    25.1*       Statement of Eligibility of Senior Trustee on Form T-1

    25.2*       Statement of Eligibility of Subordinated Trustee on Form T-1

    ---------------
    *  To be filed by amendment or 8-K.